EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
USANA Health Sciences, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-96645, 333-128103, 333-133385, 333-174695, and 333-206070) on Form S-8 and (No. 333-169946) on Form S-3 of USANA Health Sciences, Inc. of our reports dated March 2, 2021, with respect to the consolidated balance sheets of USANA Health Sciences, Inc. as of January 2, 2021 and December 28, 2019, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 2, 2021, and the related notes and financial statement schedule II - valuation and qualifying accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 2, 2021, which reports appear in the January 2, 2021 annual report on Form 10-K of USANA Health Sciences, Inc.

Our report dated March 2, 2021, on the consolidated financial statements refers to a change in the method of accounting for leases as of December 30, 2018 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP

Salt Lake City, Utah
March 2, 2021